Exhibit 10.13

_____________________

INVESTMENT AGREEMENT

_____________________

Between

OSIRIS ACQUISITION II, INC.

And

BOSTON SCIENTIFIC CORPORATION

Dated as of March 5, 2003

i

ii

EXHIBITS

Exhibit A                Form of Certificate of Amendment

Exhibit B                Company Charter Documents

iii

INVESTMENT AGREEMENT (this “Agreement”), dated as of March 5, 2003 (the “Signing Date”), between OSIRIS ACQUISITION II, INC., a Delaware corporation (the “Company”), and BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (the “Investor” and, together with the Company, the “Parties”).

WHEREAS, the Investor is engaged in the business of developing, manufacturing and marketing, among other things, biomaterial technology used to treat cardiac and vascular disease;

WHEREAS, the Company owns and wishes to pursue the development and commercialization of certain inventions and technologies involving the applications of MSCs (as defined below) to the treatment of cardiac and vascular disease (the “Technology”);

WHEREAS, the Company desires to further develop the Technology and make it available for use by the public, and the Investor desires to provide funding to the Company for purposes of such development and commercialization and to acquire an ownership interest in the Company;

WHEREAS, the Investor desires to subscribe for and purchase certain shares in the capital stock of the Company, and the Company desires to issue such shares to the Investor, in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, the Parties are entering into an Investor Rights Agreement to provide, among other things, for certain rights of the Investor in connection with its interest in the Company (the “Investor Rights Agreement”);

WHEREAS, the Investor desires to provide additional funding to the Company to develop and commercialize the Technology by way of loans, upon the terms and subject to the conditions set forth herein and in the Loan Agreement to be entered into by the Company and the Investor concurrently with the execution of this Agreement (the “Loan Agreement”): and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Investor are entering into (i) a Development Agreement (the “Development Agreement”) whereby the Company and the Investor will agree, among other things, as to the manner in which the Technology will be developed by the Company, (ii) a License Agreement (the “License Agreement”) pursuant to which the Company will grant to the Investor, among other things, a worldwide license to the Technology and any other intellectual property developed or licensed by the Company relating to the application of MSCs to the treatment of cardiac or vascular disease, subject to the terms and conditions set forth therein, and (iii) a Contract Manufacturing Agreement (the “Contract Manufacturing Agreement”) pursuant to which, among other things, the Company will supply to the Investor, and the Investor will purchase from the Company, MSC Products (the Investor Rights Agreement, the Loan Agreement, the Development Agreement, the License Agreement, the Contract Manufacturing Agreement and the Note (as defined below) are hereinafter collectively referred to as the “Investment Agreements”);

NOW, THEREFORE, in consideration of the premises and the mutual representations and warranties, agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.   Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Purchase Price” means, at any time, the aggregate of all Subscription Purchase Prices the Investor has delivered, or has become obliged to deliver, to the Company or its designee as of such time.

“Applicable Closing Date” means, in relation to any Share Subscription, the Subscription Closing Date for such Share Subscription.

“Automatic Conversion” means the occurrence of an automatic conversion of Preferred Stock into Common Stock as provided under Section 3(a)(ii) of Article IV (or any successor provision) of the Certificate of Amendment.

“Bankruptcy Code” means Title 11 of the United States Code.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

“By-laws” means the by-laws of the Company.

“Capitalized Lease” means any obligation owed by a person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases.

“Certificate of Amendment” means the Certificate of Amendment of the Certificate of Incorporation, to be filed with the Secretary of State of the State of Delaware, in the form attached hereto as Exhibit A, setting forth the designations, rights and preferences of the Preferred Stock.

“Certificate of Incorporation” means the certificate of incorporation of the Company.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Common Shares” means shares of Common Stock.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company Account” means a bank account in the United States designated in writing by the Company not less than two (2) Business Days prior to the First Closing Date.

 “Company Accountants” means KPMG.

“Company Charter Documents” means the Certificate of Incorporation and the By-laws.

“Confidential Information” means all nonpublic proprietary information and materials (whether or not patentable), disclosed by a Disclosing Party to a Receiving Party, irrespective of the manner in which the Disclosing Party disclosed such information to the Receiving Party, in furtherance of this Agreement, including, without limitation, substances, formulations, techniques, methodologies, equipment, data, reports, correspondence, know-how, manufacturing documentation, financial information and sources of supply, as well as the existence of this Agreement.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Disclosing Party” means a Party disclosing Confidential Information.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the Signing Date.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens) or other encumbrance.

“Environmental Laws” means all Laws, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“FDA” means the United States Food and Drug Administration.

“Field” means any and all applications in the treatment of disease, dysfunction, injury or other abnormalities of (i) the heart or (ii) the circulatory system.

“First Milestone” means the enrollment of the first patient in the first Phase III clinical trials for an MSC Product developed pursuant to the Development Agreement.

“First Milestone Certificate” means a certificate signed by a senior executive officer of the Company certifying that the First Milestone has been duly and properly satisfied.

“First Subscription Amount” means an amount equal to the First Subscription Purchase Price minus the Rahn & Bodmer Amount.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

“Indemnified Party” means an Investor Indemnified Party or a Company Indemnified Party, as the case may be.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

“Leased Real Property” means the real property leased by the Company or any Subsidiary together with all buildings and other structures, facilities or improvements currently located thereon.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether contingent or otherwise, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, commitment or undertaking.

“Material Adverse Change” means any circumstance, change or effect that, individually or in the aggregate with all other circumstances, changes or effects: (a) is materially adverse to the business, assets, results of operations or the financial condition of the Company and any Subsidiaries of the Company, taken as a whole, or (b) is materially adverse to the ability of the Company to consummate the transactions contemplated by this Agreement, other than, in each case, circumstances, changes or effects that (i) are or result from occurrences relating to the economy in general or the Company’s industry in general or (ii) are attributable to the announcement of the execution of any of the Transaction Documents or the consummation of the transactions contemplated thereby.

“MSC” has the meaning ascribed thereto in the Development Agreement.

“MSC Product” has the meaning ascribed thereto in the License Agreement.

“MSC Technology” has the meaning ascribed thereto in the Development Agreement.

“Note” has the meaning ascribed thereto in the Loan Agreement.

“Owned Intellectual Property” has the meaning ascribed thereto in the License Agreement.

“Permitted Encumbrances” means (i) Encumbrances securing purchase money Indebtedness under any lease of property that is capitalized on the Company’s balance sheets in accordance with GAAP; (ii) Encumbrances with respect to the payment of Taxes that are not yet due or that are being contested in good faith; (iii) statutory Encumbrances of landlords and Encumbrances of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and similar Encumbrances imposed by Law created in the ordinary course of business for amounts that are not yet due or that are being contested in good faith; (iv) Encumbrances incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits; (v) Encumbrances arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property; or (vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Company in the ordinary course of business.

“Permitted Indebtedness” means (i) Indebtedness of the Company or its Subsidiaries in favor of the Investor under any of the Transaction Documents, (ii) interest rate and currency hedging agreements, (iii) guarantees of any suppliers of the Company’s Subsidiaries in connection with the purchase of supplies in the ordinary course of business, or (iv) trade accounts payable in the ordinary course of business.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Plan” means any (i) employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation, or which is maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, or (iii) plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA.

“Preferred Shares” means shares of Preferred Stock.

“Preferred Stock” means the Series 2003 preferred stock of the Company, par value $0.001 per share, having the designations, rights and preferences set forth in the Certificate of Amendment.

“Product” shall have the meaning ascribed thereto in the Development Agreement.

“Public Offering” shall have the meaning ascribed thereto in the Investor Rights Agreement.

“Rahn & Bodmer Account” means a bank account in the United States in the name of Rahn & Bodmer designated in writing by the Company not less than two (2) Business Days prior to the First Closing Date.

“Rahn & Bodmer Amount” means (i) $1,512,273.59 if the First Closing occurs on March 7, 2003 and (ii) $1,513,517.88 if the First Closing occurs on March 10, 2003.

“Rahn & Bodmer Notes” means the promissory notes made by the Company in favor of Rahn & Bodmer.

“Receiving Party” means a Party receiving Confidential Information.

“Reference Statement Date” means December 31, 2002.

“Second Milestone” means the first approval by the FDA of an MSC Product developed pursuant to the Development Agreement.

“Second Milestone Certificate” means a certificate signed by a senior executive officer of the Company certifying that the Second Milestone has been duly and properly satisfied.

“Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

“Share Subscriptions” means the First Subscription and the Subsequent Subscriptions.

“Shares” means, prior to the occurrence of an Automatic Conversion, Preferred Shares, and thereafter, Common Shares.

“Subscription Closing Date” means, in respect of the First Subscription, the First Closing Date, and, in respect of a Subsequent Subscription, the Subsequent Subscription Closing Date for such Subsequent Subscription.

“Subscription Purchase Prices” means the First Subscription Purchase Price and the Subsequent Subscription Purchase Prices, and “Subscription Purchase Price” means any of them.

“Subsequent Subscription Purchase Prices” means the Second Subscription Purchase Price and the Third Subscription Purchase Price.

“Subsequent Subscriptions” means the Second Subscription and the Third Subscription.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Tax” or “Taxes” means all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, fees, stamp taxes and duties, assessments or charges of any kind, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

“Transaction Documents” means, collectively, the Investment Agreements, the Certificate of Amendment, and any other document or agreement to be entered into, executed or delivered pursuant to an Investment Agreement and any other document agreed in writing by the Company and the Investor to be a Transaction Document.

“Transfer” used as a noun means any direct or indirect sale, assignment, transfer, pledge, hypothecation, exchange or other disposition by any means whatsoever, whether by operation of Law or otherwise; and, used as a verb, means any action or actions taken by or on behalf of a Person, which result in a sale, assignment, transfer, pledge, hypothecation, exchange or other disposition.

“Transferee” means a Person to whom Shares have been Transferred by the Investor or any Transferee of such Shares.

“U.S. GAAP” means United States generally accepted accounting principles applied on a consistent basis.

SECTION 1.02.   Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Agreement”	Preamble
“Applicable Closing Date”	3.03
“Approved Third Party Purchaser”	4.04(c)
“Assets”	6.14(a)
“Company”	Preamble
“Company Indemnified Party”	8.03(a)
“Contract Manufacturing Agreement”	Recitals
“Development Agreement”	Recitals
“Financial Statements”	6.20
“First Closing”	3.01(b)
“First Closing Date”	3.01(b)
“First Subscription”	3.01(a)
“First Subscription Purchase Price”	3.01(a)
“Indemnifiable Document”	8.02(a)
“Interim Financial Statements”	6.20
“Investment Agreements”	Recitals
“Investor”	Preamble
“Investor Indemnified Party”	8.02(a)
“Loan Agreement”	Recitals
“Loss”	8.02(a)
“Material Contracts”	6.12(a)
“Offered Shares”	4.04(a)
“OTI”	6.20
“Parties”	Preamble
“Potential Seller”	4.04(a)
“Potential Seller Offer”	4 04(a)
“Rules and Regulations”	7.05
“Second Subscription”	3.02(a)(i)
“Second Subscription Purchase Price”	3.02(a)(i)
“Securities Act”	7.05

Definition	Location

“Share Certificates”	3.01(c)(vi)
“Shares Offer”	4.04(a)
“Signing Date”	Preamble
“Subsequent Subscription Closing”	3.02(b)
“Subsequent Subscription Closing Dates”	3.02(b)
“Technology”	Recitals
“Third Party Claims”	8.02(b)
“Third Party Purchaser”	4.04(a)
“Third Subscription”	3.02(a)(ii)
“Third Subscription Purchase Price”	3.02(a)(ii)
“2003 Compensation”	6.16

SECTION 1.03.   Interpretation and Rules of Construction.  In this Agreement, except to the extent that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have such defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h)           references to a Person are also to its permitted successors and assigns;

(i)            the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(j)            all references to currency, monetary values and dollars shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

ARTICLE II
INVESTMENT AGREEMENTS

SECTION 2.01.   Execution of Investment Agreements by the Company.  On or before the Signing Date, the Company shall enter into and execute each of the Investment Agreements to which it is a party, and each other Transaction Document it is required by the terms of an Investment Agreement to enter into or execute on or before the Signing Date, and deliver such duly executed Investment Agreements and other Transaction Documents to the Investor.

SECTION 2.02.   Execution of Investment Agreements by the Investor.  On or before the Signing Date, the Investor shall enter into and execute each of the Investment Agreements to which it is a party, and each other Transaction Document it is required by the terms of an Investment Agreement to enter into or execute on or before the Signing Date, and deliver such duly executed Investment Agreements and other Transaction Documents to the Company.

ARTICLE III
EQUITY INVESTMENT

SECTION 3.01.   Subscription for Shares at Closing.  (a) First Subscription.  Upon the basis of the representations and warranties set forth in this Agreement and subject to the terms and conditions set forth in this Agreement (including, without limitation, those set forth in Section 3.01(e) and 3.04), the Investor agrees to purchase from the Company, and the Company agrees to issue and sell to the Investor, 2,000,000 Preferred Shares (or such number of Common Shares as required under Section 3.04) (the “First Subscription”), for an aggregate purchase price of U.S. $10 million (the “First Subscription Purchase Price”).

(b)           First Closing.  Subject to the terms and conditions of this Agreement, the First Subscription shall take place at a closing (the “First Closing”) to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. (New York City time) on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the First Subscription set forth in this Agreement, or at such other time and place that the Company and the Investor shall agree (the “First Closing Date”).

(c)           First Closing Deliveries of the Company.  At the First Closing, the Company shall deliver or cause to be delivered to the Investor:

(i)            the Investment Agreements, duly executed by the Company;

(ii)           a true and complete copy, certified by the Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors evidencing its authorization of the execution and delivery of the Investment Agreements, the consummation of the transactions contemplated thereby, the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware and the issuance of the Shares;

(iii)          the opinion of the Company’s outside counsel, dated as of the First Closing Date, in a form reasonably satisfactory to the Investor;

(iv)          a copy of (A) the Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware, as of a date not earlier than five (5) Business Days prior to the First Closing Date and accompanied by a certificate of the Secretary of the Company, dated as of the First Closing Date, stating that no amendments, other than the filing of the Certificate of Amendment, have been made to such Certificate of Incorporation since such date, and (B) the By-laws, certified by the Secretary of the Company;

(v)           a good standing certificate for the Company issued by the Secretary of State of the State of Delaware dated as of a date not earlier than five (5) Business Days prior to the First Closing Date;

(vi)          certificates evidencing the Shares issued and sold by the Company to the Investor pursuant to the First Subscription duly and properly registered in the name of the Investor (or its designee) (the “Share Certificates”);

(vii)         a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company, to the effect that the conditions set forth in Sections 5.01(a) and 5.0l(b) have been duly and properly satisfied;

(viii)        a receipt for the First Subscription Amount; and

(xi)           a pay-off letter, in a form reasonably satisfactory to the Investor, duly executed by Rahn & Bodmer, acknowledging the discharge of any and all security interests in the assets of the Company under the Rahn & Bodmer Notes upon receipt of the Rahn & Bodmer Amount on the First Closing Date.

(d)           First Closing Deliveries of the Investor.  At the First Closing, the Investor shall deliver or cause to be delivered to the Company:

(i)            the First Subscription Amount by wire transfer of immediately available funds to the Company Account;

(ii)           the Rahn & Bodmer Amount by wire transfer of immediately available funds to the Rahn & Bodmer Account; and

(iii)          the Investment Agreements, duly executed by the Investor.

(e)           Investor Conditions to First Closing.  The obligations of the Investor to consummate the First Subscription and pay the First Subscription Purchase Price shall be subject to the fulfillment (or waiver thereof by the Investor), at or prior to the First Closing, of each of the following conditions:

(i)            the satisfaction, or waiver by the Investor, of the conditions set forth in Section 5.01; and

(ii)           the deliveries of the Company contemplated in Section 3.01(c).

(f)            Company Conditions to First Closing.  The obligations of the Company to consummate the First Subscription and deliver any Shares required to be delivered to the Investor in connection therewith shall be subject to the fulfillment (or waiver thereof by the Company), at or prior to the First Closing, of each of the following conditions:

(i)            the satisfaction, or waiver by the Company, of the conditions set forth in Section 5.02; and

(ii)           the deliveries of the Investor contemplated in Section 3.01(d).

SECTION 3.02.   Subsequent Subscriptions for Shares.  (a) Subsequent Subscription.  Upon the basis of the representations and warranties set forth in this Agreement and subject to the terms and conditions set forth in this Agreement (including, without limitation, those set forth in Section 3.02(e) and 3.04):

(i)            the Investor agrees, upon the occurrence of the First Milestone, to purchase from the Company, and the Company agrees to issue and sell to the Investor, 666,667 Preferred Shares (or such number of Common Shares as required under Section 3.04) (the “Second Subscription”), for an aggregate purchase price of U.S. $10 million (the “Second Subscription Purchase Price”); and

(ii)           the Investor agrees, upon the occurrence of the Second Milestone, to purchase from the Company, and the Company agrees to issue and sell to the Investor, 357,143 Preferred Shares (or such number of Common Shares as required under Section 3.04) (the “Third Subscription”), for an aggregate purchase price of U.S. $10 million (the “Third Subscription Purchase Price”).

(b)           Subsequent Subscription Closings.  Subject to the terms and conditions of this Agreement, each Subsequent Subscription shall take place at a closing (a “Subsequent Subscription Closing”) to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate that Subsequent Subscription set forth in this Agreement, or at such other time and place that the Company and the Investor shall agree (the date and time of Subsequent Subscription Closings are referred to herein as the “Subsequent Subscription Closing Dates”).

(c)           Subsequent Subscription Closing Deliveries of the Company.  At a Subsequent Subscription Closing, the Company shall deliver or caused to be delivered to the Investor:

(i)            certificates evidencing the Shares issued and sold by the Company to the Investor pursuant to the relevant Subsequent Subscription duly and properly registered in the name of the Investor (or its nominee);

(ii)           a certificate of the Chief Executive Officer on behalf of the Company, dated as of the applicable Subsequent Subscription Closing Date, stating that the conditions set forth in Section 5.01(a) and 5.01(b) have been duly and properly satisfied as of such Subsequent Subscription Closing Date;

(iii)          in respect of the Second Subscription, the First Milestone Certificate and in respect of the Third Subscription, the Second Milestone Certificate, in each case dated as of the date of the applicable Subsequent Subscription Closing Date; and

(iv)          a receipt for the Subsequent Subscription Purchase Price for the applicable Subsequent Subscription.

(d)           Subsequent Subscription Closing Deliveries of the Investor.  At each Subsequent Subscription Closing, the Investor shall deliver or cause to be delivered to the Company the Subsequent Subscription Purchase Price for the applicable Subsequent Subscription by wire transfer of immediately available funds to the Company Account.

(e)           Investor Conditions to Subsequent Subscriptions.  The obligations of the Investor to consummate a Subsequent Subscription and pay the related Subsequent Subscription Purchase Price shall be subject to the fulfillment (or waiver thereof by the Investor), at or prior to the Subsequent Subscription Closing for that Subsequent Subscription, of each of the following conditions:

(i)            in the case of the Second Subscription, the occurrence of the First Milestone, and in the case of the Third Subscription, the occurrence of the Second Milestone;

(ii)           the satisfaction (or waiver thereof by the Investor) of the conditions set forth in Section 5.01 (provided, however, that in the event that, on the Applicable Closing Date, the Company is subject to an involuntary petition under Chapter 7 of the Bankruptcy Code, the applicable Subsequent Subscription shall occur on the fifth Business Day following the date that the bankruptcy court either dismisses the petition or enters an order for relief under Chapter 11 of the Bankruptcy Code); and

(iii)          the deliveries of the Company contemplated in Section 3.02(c).

(f)            Company Conditions to Subsequent Subscriptions.  The obligations of the Company to consummate a Subsequent Subscription and deliver any Shares required to be delivered to the Investor in connection therewith shall be subject to the fulfillment (or waiver thereof by the Company), at or prior to the Subsequent Subscription Closing for that Subsequent Subscription, of each of the following conditions:

(i)            in the case of the Second Subscription, the occurrence of the First Milestone, and in the case of the Third Subscription, the occurrence of the Second Milestone;

(ii)           the satisfaction, or waiver by the Company, of the conditions set forth in Section 5.02; and

(iii)          the delivery of the Investor contemplated in Section 3.02(d).

SECTION 3.03.   Certain Governmental Proceedings.  (a) In the event that, upon any Subscription Closing Date, there shall be pending any Governmental Order or Action by a Governmental Authority, in each case seeking to materially and adversely alter the consummation of any of the transactions contemplated by the Investment Agreements (but where such Action or Governmental Order does not seek to restrain the consummation of such transactions), then the number of Shares to be issued to the Investor in such Subsequent Subscription shall be reduced by 50% and the applicable Subscription Purchase Price shall also be reduced by 50%, but otherwise the applicable Subsequent Subscription Closing (the “Applicable Closing”) shall proceed in accordance with the provisions of Section 3.02.  Within five (5) Business Days following such Action or Governmental Order having been dismissed or withdrawn, the balance of such number of Shares to be issued to the Investor in such Subsequent Subscription shall be issued to the Investor, and the balance of such applicable Subscription Purchase Price shall be paid by the Investor to the Company, and such transactions shall be consummated at a closing which shall otherwise proceed in accordance with the provisions of Section 3.02 (including conditions to closing), mutatis mutandis, and such balance of such number of Shares shall be deemed to have been issued, and such balance of such applicable Subscription Purchase Price shall be deemed to have been paid, at the Applicable Closing.

(b)           Each of the Parties shall promptly advise the other Party of the existence of the commencement of any Action or the existence of any Governmental Order, in each case of which such Party is or becomes aware, which Action would reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Transaction Document or the consummation of any of the transactions contemplated by this Agreement or thereby.

SECTION 3.04.   Subscriptions Following Automatic Conversion.  In the event that an Automatic Conversion has occurred prior to a Share Subscription, then, in lieu of the Preferred Shares required to be issued to the Investor in such Share Subscription, the Company shall issue to the Investor such number of Common Shares as would result from the conversion, as of the applicable Subscription Closing Date, into Common Shares of such Preferred Shares required to be issued to the Investor in such Share Subscription, and the provisions of this Section 3.04 shall apply to any Subsequent Share Subscription.

ARTICLE IV
COVENANTS OF THE COMPANY

SECTION 4.01.   Conduct of Business.  As of and from the date hereof, and until such time as is specified under Section 4.02, the Company shall conduct its business and the business of its Subsidiaries in the ordinary course and consistent with past practice.  Without limiting the generality of the foregoing, and until such time as is specified under Section 4.02, neither the Company nor any Subsidiary thereof shall, without the prior written consent of the Investor, take any of the following actions:

(a)           consummate any sale, directly or indirectly, of all or substantially all of the assets or business of the Company and its Subsidiaries relating to the use of MSCs in the Field or MSC Technology in the Field (whether by stock sale, asset sale or merger whereby the Company is not the surviving entity following such merger);

(b)           until such time as the Investor ceases to hold a majority of the Preferred Shares outstanding at any time (or such earlier time as may be provided under Section 4.02), amend the Company Charter Documents in a manner that changes the rights, preferences or privileges of the Preferred Shares or otherwise adversely affects the rights of the Preferred Shares (other than the authorization, creation or issuance of any new class or series of stock or any other securities convertible into equity securities of the Company having preferences, rights or powers senior to, or on a parity with, those of the Preferred Shares);

(c)           take any action towards the voluntary liquidation or dissolution of the Company;

(d)           apply any Company assets to the redemption, retirement, purchase or acquisition of any equity in the Company, without having first obtained the unanimous approval of the Board of Directors (other than (i) any redemption or repurchase of the Preferred Shares pursuant to the Investor Rights Agreement, (ii) repurchases of equity from (A) former employees of the Company or any Subsidiary thereof or (B) members of the board of directors or current employees of the Company or any Subsidiary pursuant to arrangements approved by the unanimous consent of the Board of Directors, or (iii) any other redemptions, retirements, purchases or acquisitions not otherwise covered by (i) or (ii) above which do not, in the aggregate for any fiscal year of the Company, exceed $500,000 during such fiscal year);

(e)           enter into any agreement, arrangement or transaction, in each case material to the Company, with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Person), other than (i) any employment agreement or arrangement between the Company and its officers or employees made in the ordinary course of business, consistent with past practice and on arm’s-length terms or (ii) on terms substantively similar to those that would be obtained if such agreement or arrangement had been negotiated between parties having an arm’s length relationship;

(f)            make any loan to, guarantee any Indebtedness of, or otherwise incur any Indebtedness on behalf of any Person in an amount greater than $500,000 in respect of any single transaction or series of related transactions, other than (i) Permitted Indebtedness or (ii) Indebtedness existing as of the Signing Date, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon the Company or any of its Subsidiaries;

(g)           issue any Preferred Shares to any Person other than the Investor; or

(h)           agree, whether in writing or otherwise, to take any of the actions specified in clauses (a) to (g) of this Section 4.01 or grant any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in clauses (a) to (g) of this Section 4.01, except as expressly contemplated by the Transaction Documents.

SECTION 4.02.   Termination of Certain Covenants.  Unless no longer applicable in accordance with the terms of Section 4.01(b), each of the covenants of the Company set forth in Section 4.01 shall in any event terminate on the earliest of:

(a)           the redemption (in accordance with the Investor Rights Agreement) or repurchase in full by the Company of all of the Preferred Shares;

(b)           any sale or other Transfer by the Investor, in any single transaction or in a series of transactions, as a result of which the Investor ceases to hold more than 50% of the outstanding Preferred Shares;

(c)           the closing of a Public Offering; and

(d)           an Automatic Conversion.

SECTION 4.03.   Right of First Refusal.  Until such time as the Shares are freely tradable without registration or other restriction under federal and state securities laws, neither the Investor nor any Transferee of Shares may Transfer all or any portion of the Shares except as expressly provided in this Agreement and the Investor Rights Agreement.  A Transfer of the whole or any portion of the Shares in violation of the provisions of this Agreement and the Investor Rights Agreement shall be null and void ab initio and shall be of no effect.

SECTION 4.04.   Restrictions on Transfer.  (a) In the event that the Investor or any Transferee (the “Potential Seller”) receives a bona fide offer (the “Shares Offer”) from an independent third party (the “Third Party Purchaser”) to purchase all or any of the Shares held by the Investor or such Transferee, such Potential Seller shall first offer in writing (the “Potential Seller Offer”) such Shares to the Company at the same price and upon the same terms provided in the Shares Offer.  The Potential Seller Offer shall set forth (i) the number of Shares proposed to be purchased in the Shares Offer (the “Offered Shares”), (ii) the name and address of the proposed Third Party Purchaser, (iii) the amount of consideration to be received by the Potential Seller in the Shares Offer and (iv) the proposed method of payment.  The Company shall have the right, upon written notice to the Potential Seller within ten (10) Business Days following receipt of the Potential Seller Offer, to purchase from the Potential Seller all of the Offered Shares within thirty (30) days following receipt of the Potential Seller Offer.

(b)           If the Company gives notice in accordance with Section 4.04(a) above of its election to purchase all of the Offered Shares, the Company shall, within thirty (30) days following receipt of the Potential Seller Offer, purchase such Offered Shares at the price and upon the terms contained in the Potential Seller Offer.  The Potential Seller shall continue to be subject to the terms and conditions of this Agreement until the conditions set forth in Section 4.04(c) below have been satisfied.

(c)           In the event that (i) the Potential Seller complies with the provisions of Section 4.04(a) and (ii) the Company fails to elect to purchase all of the Offered Shares in accordance with Section 4.04(a), then the Offered Shares that the Company has not so elected to purchase may be transferred to the Third Party Purchaser named in the Potential Seller Offer (the “Approved Third Party Purchaser”); provided, however, that (w) such Offered Shares are sold at the price and upon the same terms set forth in the Potential Seller Offer, (x) such sale is made within ninety (90) days after the expiration of the option period provided in Section 4.04(a), (y) the sale of such Offered Shares is not made in such a manner that would result in the Company being obligated to register its securities under the Securities Act, and (z) the Approved Third Party Purchaser unconditionally assumes all of the Investor’s rights, duties and obligations with respect to the Shares under this Agreement, the Investor Rights Agreement and applicable Law. Any of the Offered Shares not transferred to the Approved Third Party Purchaser by the Potential Seller within the ninety (90) days provided in the foregoing sentence shall remain subject to all of the provisions of this Agreement (including, without limitation, Section 4.03 and this Section 4.04).

SECTION 4.05.   Legend.  The certificates held by the Investor or any Transferee that are subject to the right of first refusal set forth in this Article IV shall have endorsed thereon, in addition to such other legends as required to be imprinted thereon pursuant to this Agreement or to applicable Law, a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL, A RIGHT OF REDEMPTION AND CERTAIN OTHER RESTRICTIONS ON TRANSFER AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT AND AN INVESTMENT AGREEMENT, EACH ENTERED INTO BETWEEN THE COMPANY AND THE REGISTERED HOLDER, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

SECTION 4.06.   Voting Rights.  For so long as (i) the Investor holds at least ten percent (10%) of the Preferred Shares outstanding at any time and (ii) the Investor retains the right to the license granted pursuant to the License Agreement (including to the extent the Investor retains such right following termination of the License Agreement), then any transfer of the Preferred Shares to any third party (including Affiliates and Subsidiaries of the Investor or any third party) is subject to the requirement that the Transferee agree in writing with the Company and the Investor to take all actions necessary in order to cause the election to the Board of Directors of one (1) representative designated by the Investor pursuant to the Certificate of Incorporation for so long as the Investor continues to meet the requirements of subsections (i) and (ii) hereof.

SECTION 4.07.   D&O Insurance.  Promptly after the Signing Date, the Company shall obtain and thereafter continue to maintain directors and officers liability insurance on commercially customary terms.

ARTICLE V
CONDITIONS PRECEDENT

SECTION 5.01.   Conditions to Investor Obligations.  The obligations of the Investor to consummate any Share Subscription or pay or deliver any Subscription Purchase Price are subject to the satisfaction, or waiver by the Investor, on the Applicable Closing Date, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Applicable Closing Date, with the same force and effect as if made as of the Applicable Closing Date (other than such representations and warranties as are made as of another date, which need only be true and correct in all material respects when made and true and correct in all material respects as of such other date, with the same force and effect as if made as of such other date); provided, however, that the only representations and warranties that shall be required to be true and correct in all material respects as of any Subsequent Subscription Closing Date shall be the representations and warranties set forth in Sections 6.01, 6.04, 6.05 and 6.06 (other than such representations and warranties therein as are made as of another date, which need only have been true and correct in all material respects as of such other date);

(b)           Covenants.  All of the covenants contained in this Agreement to be complied with by the Company on or before the Applicable Closing Date shall have been complied with in all material respects;

(c)           No Governmental Proceeding.  No Governmental Order shall be in effect, and no Action shall be pending, in each case against the Company or the Investor, seeking to restrain the consummation of the applicable Share Subscription;

(d)           No Prohibition.  The purchase of the Shares by the Investor pursuant to the relevant Share Subscription shall not be prohibited by any applicable Law; and

(e)           No Chapter 7 Event.  Neither the Company nor any Subsidiary thereof shall be subject to a voluntary or an involuntary petition under Chapter 7 of the Bankruptcy Code which has not been dismissed or with respect to which an order for relief under Chapter 7 of the Bankruptcy Code has been entered; for the avoidance of doubt, notwithstanding that the Company and/or any Subsidiary thereof may be, at or prior to the Applicable Closing Date, (x) subject to a voluntary or an involuntary petition under Chapter 11 of the Bankruptcy Code, (y) subject to an involuntary petition under Chapter 7 of the Bankruptcy Code which has been dismissed or with respect to which an order of relief under Chapter 11 of the Bankruptcy Code has been entered or (z) the subject of any other insolvency related proceeding not referenced in the preceding sentence, the condition set forth in this Section 5.01 (e) shall be deemed satisfied.

SECTION 5.02.   Conditions to Company Obligations.  The obligations of the Company to consummate any Share Subscription or deliver any Shares to the Investor in connection therewith are subject to the satisfaction, or waiver by the Company, on the Applicable Closing Date, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Investor contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Applicable Closing Date, with the same force and effect as if made as of the Applicable Closing Date (other than such representations and warranties as are made as of another date, which need only be true and correct in all material respects as of such other date);

(b)           Covenants.  All of the covenants contained this Agreement to be complied with by the Investor on or before the Applicable Closing Date shall have been complied with in all material respects;

(c)           No Governmental Proceeding.  No Governmental Order shall be in effect, and no Action shall be pending, in each case against the Company or the Investor, seeking to restrain the consummation of the applicable Share Subscription; and

(d)           No Prohibition.  The purchase of the Shares by the Investor pursuant to the relevant Shares Subscription shall not be prohibited by any applicable Law.

(e)           No Insolvency Event.  The Investor shall not have made a general assignment for the benefit of creditors, nor shall any proceeding have been instituted by or against the Investor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor as follows:

SECTION 6.01.   Organization, Authority and Qualification of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not materially adversely affect the financial condition of the Company.

SECTION 6.02.   Company Charter Documents.  True and correct copies of the Company Charter Documents are attached hereto as Exhibit B, each as in effect on the Signing Date.

SECTION 6.03.   Subsidiaries.  There are no corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same.  The Company is not a member of (nor is any part of its business conducted through) any partnership.

SECTION 6.04.   Capital Stock of the Company; Ownership of Shares.  As of the Signing Date, the authorized capital stock of the Company consists of (A) 60,000,000 shares of Common Stock, of which (y) 3,500,000 shares are reserved for issuance upon the exercise of stock options issued or to be issued by the Company and (z) 3,500,000 shares are reserved for issuance upon the exercise of warrants issued by the Company under the terms of various warrant agreements; and (B) 8,000,000 shares of Preferred Stock.  All of the outstanding shares of the Company’s capital stock are duly and validly issued, fully paid and nonassessable.  None of the issued and outstanding shares of capital stock of the Company was issued in violation of any preemptive rights.  As of the Signing Date, except as provided in the Investment Agreements and as set forth in the first sentence of this Section, there are no options, warrants, subscriptions, calls, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other equity interest in, the Company.  As of the Signing Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person, except as provided under the Investor Rights Agreement.  The Shares to be issued and sold pursuant to the Share Subscriptions have been duly and validly authorized by the Company and, upon consummation of a Share Subscription, the applicable Shares issued to and purchased by the Investor will have been duly and validly issued, fully paid and nonassessable, the issuance of such Shares shall not be subject to preemptive or other similar rights, and upon registration of such Shares in the name of the Investor in the records of the Company, the Investor will hold good and valid title to such Shares, free and clear of all Encumbrances, subject to restrictions on Transfer under this Agreement and the Investor Rights Agreement and under applicable state and federal securities laws.

SECTION 6.05.   Authority and Qualification of the Company.  The Company has all necessary corporate power and authority to enter into the Transaction Documents to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Company.  Each Transaction Document to which the Company is a party has been, or upon its execution shall be, duly executed and delivered by the Company, and (assuming due execution and delivery thereof by each other party thereto, if applicable) each Transaction Document constitutes, or upon its execution shall constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and (b) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

SECTION 6.06.   No Conflict.  The execution, delivery and performance by the Company of the Transaction Documents to which it is a party does not (a) violate, conflict with or result in the breach of any provision of the Company Charter Documents, (b) conflict with or violate (or cause a Material Adverse Change as a result of) any Law or Governmental Order applicable to the Company, or any of its assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Securities of the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of its Securities or any of such assets or properties is bound or affected, except in the case of each of subsections (a) through (c) above as would not materially adversely affect the financial condition of the Company.

SECTION 6.07.   Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and the Investor Rights Agreement (and any certificate or other document to be delivered pursuant to either of the foregoing, other than the License Agreement, the Development Agreement and the Contract Manufacturing Agreement) by the Company does not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, other than filings pursuant to state securities laws, if any.

SECTION 6.08.   Conduct in Ordinary Course.  Except as set forth in Section 6.08 of the Disclosure Schedule, since the Reference Statement Date, the business of the Company has been conducted in the ordinary course and consistent with past practice.  As amplification and not limitation of the foregoing, since the Reference Statement Date, none of the Company or any Subsidiary has:

(a)           issued or sold any capital stock, notes, bonds or other securities, or any warrant, option or right to acquire the same, of the Company or any Subsidiary, except as provided under the Transaction Documents;

(b)           redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Subsidiary or otherwise;

(c)           made any acquisitions for consideration in excess of $200,000 in the case of an individual acquisition or $500,000 in the aggregate;

(d)           incurred any Indebtedness (other than Permitted Indebtedness) in excess of $200,000 individually or $500,000 in the aggregate;

(e)           made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness (other than Permitted Indebtedness) on behalf of any Person;

(f)            failed to pay any creditor any amount material to the financial condition of the Company owed to such creditor when due;

(g)           taken any voluntary action towards liquidation or dissolution of the Company or any Subsidiary;

(h)           (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any employee thereof, including, without limitation, any increase or change pursuant to any Plan, or (ii) established or increased or promised to increase any benefits under any Plan, in either case of (i) or (ii) except as required by Law or any collective bargaining agreement or involving ordinary increases consistent with past practices of the Company or such Subsidiary;

(i)            entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons), in each case, in excess of $100,000;

(j)            amended, modified or consented to the termination of any Material Contract or the rights of the Company or of any Subsidiary thereunder, which would result in a loss or creation of an obligation greater than $100,000;

(k)           suffered any Material Adverse Change; or

(l)            agreed, whether in writing or otherwise, to take any of the actions specified in clauses (a) to (k) of this Section 6.08 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in clauses (a) to (k) of this Section 6.08, except as expressly contemplated by the Transaction Documents.

SECTION 6.09.   Corporate Books and Records.  The minute books of the Company contain accurate records of all Board of Director and stockholder meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees thereof.  Complete and accurate copies of all such minute books and of the stock register of the Company have been provided by the Company to the Investor.

SECTION 6.10.   Litigation.  Except as set forth on Section 6.10 of the Disclosure Schedule, there is no Action pending (or, to the best knowledge of the Company after due inquiry, threatened to be brought) by or against the Company or any Subsidiary.  Neither the Company nor any Subsidiary is subject to any Governmental Order (nor, to the best knowledge of the Company after due inquiry, are there any Governmental Orders threatened to be imposed by any Governmental Authority) which has resulted or would reasonably be expected to have a Material Adverse Change.

SECTION 6.11.   Compliance with Laws.  Except as would not materially adversely affect the financial condition of the Company, (a) the Company and its Subsidiaries, if any, have conducted and continue to conduct their business in all respects in accordance with all Laws and Governmental Orders applicable to the Company and such Subsidiaries, and (b) neither the Company nor any Subsidiary is in violation of any such Law or Governmental Order.

SECTION 6.12.   Material Contracts.  (a) Section 6.12 of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral agreements) of the Company (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any Leased Real Property (including, without limitation, all contracts, agreements, leases and subleases listed in Sections 6.13(b) of the Disclosure Schedule) being “Material Contracts”):

(i)            each contract, agreement, invoice, purchase order and other arrangement for the purchase of personal property, with any supplier or for the furnishing of services to the Company under the terms of which the Company (A) is likely to pay or otherwise give consideration of more than $200,000 in the aggregate during the calendar year ended December 31, 2003, or (B) is likely to pay or otherwise give consideration of more than $200,000 in the aggregate over the remaining term of such contract;

(ii)           each contract, agreement, invoice, sales order and other arrangement, for the sale of personal property or for the furnishing of services by the Company which (A) is likely to involve consideration of more than $200,000 in the aggregate during the calendar year ended December 31, 2003, or (B) is likely to involve consideration of more than $200,000 in the aggregate over the remaining term of the contract;

(iii)          all contracts and agreements (other than the Transaction Documents) under which the Company has incurred, or has agreed to incur, Indebtedness of more than $200,000;

(iv)          all contracts and agreements with any Governmental Authority to which the Company is a party, other than contracts and agreements relating to the provision of services, the purchase or sale of goods, or grants, which in each case do not involve the payment of aggregate consideration in excess of $200,000;

(v)           all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time; and

(vi)          all contracts and agreements between or among the Company and any holder of securities of the Company (other than confidentiality, non-competition and non-solicitation agreements with employees, independent contractors or consultants, or employment agreements).

For purposes of this Sections 6.12, 6.13 and 6.14, the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b)           To the best knowledge of the Company after due inquiry, each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect; and (ii) upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents, shall continue in full force and effect without penalty or other adverse consequence, except, in each case, as would not materially adversely affect the financial condition of the Company.  To the best knowledge of the Company after due inquiry, the Company is not in breach of, or default under, any Material Contract, and no other party to any Material Contract is in breach thereof or default thereunder and the Company has not received any notice of termination, cancellation, breach or default under any Material Contract, except in each case as would not materially adversely affect the financial condition of the Company.

(c)           The Company has made available to the Investor true and complete copies of all written Material Contracts.

SECTION 6.13.   Real Property.  (a) The Company does not own any real property.

(b)           Section 6.13(b) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, and (ii) the identity of the lessor, lessee and current occupant (if different from the lessee) of each such parcel of Leased Real Property.

SECTION 6.14.   Assets. (a) The Company owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, used or intended to be used in the conduct of the business of the Company or otherwise owned, leased or used by the Company (collectively, the “Assets”), except where a failure to so own, lease or have such legal right would not materially adversely affect the financial condition of the Company.

(b)           The Assets constitute all the properties, assets and rights forming a part of, used or held in, and all such properties, assets and rights as are necessary in the conduct of, the business of the Company.

(c)           As of the Signing Date, the Company is the sole and exclusive owner of the entire right, title and interest in and to, or holds an exclusive license under, the Licensed Technology, free and clear of all Encumbrances.

SECTION 6.15.   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Investment Agreements based upon arrangements made by or on behalf of the Company.

SECTION 6.16.   Key Employees.  (a) Prior to the Signing Date, the Company has delivered to the Investor a list setting forth (i) the name, (ii) expected annual salary and bonus for 2003 (“2003 Compensation”) and (iii) deferred or contingent compensation (in cash or other consideration) of the five (5) employees, officers, directors, consultants or agents of the Company earning the greatest amounts of 2003 Compensation,

(b)           All directors, officers, management employees, and technical and professional employees of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all inventions made by them within the scope of their employment during such employment and for a reasonable period (as determined by the Board of Directors in good faith) thereafter.

SECTION 6.17.   Insurance.  The Company maintains comprehensive general liability insurance, including products liability, with a minimum liability coverage limit of two million dollars ($2,000,000) per occurrence.

SECTION 6.18.   Environmental and Other Permits and Licenses; Related Matters.  Except as set forth in Section 6.18 of the Disclosure Schedule, to the best knowledge of the Company after due inquiry, (i) the Company is currently in compliance with all applicable Environmental Laws and all Environmental Permits, (ii) all past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, and (iii) there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that is reasonably expected to result in a Material Adverse Change.

SECTION 6.19.   Regulatory Compliance.  Each product candidate, if any, that is tested or created by the Company is being tested or created in compliance with all material requirements of applicable Law.  The Company has not received any notice from the FDA or any other Governmental Authority alleging any violation by the Company of any Law.  The Company has not received any written notice that the FDA or any other Governmental Authority has threatened to investigate or suspend any research activities, pre-clinical programs or clinical trials being conducted by the Company.

SECTION 6.20.   Financial Statements and Records.  True and complete copies of (a) the audited consolidated balance sheet of the Osiris Therapeutics, Inc.  (“OTI”) for each of the three (3) fiscal years ended as of December 31, 2001, and the related audited statements of income, retained earnings, stockholders’ equity and changes in financial position of OTI, together with all related notes and schedules thereto (if any), accompanied by the reports thereon of OTI’s accountants (collectively, the “Financial Statements”) and (b) the unaudited balance sheet of OTI as of December 31, 2002, and the related statements of income, retained earnings, stockholders’ equity and changes in financial position of OTI (collectively, the “Interim Financial Statements”) have been provided to the Investor by the Company prior to the Signing Date.  Except as may be indicated in the notes thereto, the Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of OTI, (ii) present fairly the financial condition and results of operations of OTI as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of OTI and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of OTI and the results of operations of OTI as of the dates thereof or for the periods covered thereby, subject, in the case of each clause with respect to the Interim Financial Statements, to year-end audit adjustments and the addition of, and any changes to, the notes thereto in connection with such year-end audit adjustments.

SECTION 6.21.   Absence of Undisclosed Liabilities.  To the best knowledge of the Company after due inquiry, there are no Liabilities of the Company other than (a) those Liabilities reflected or reserved against on the Interim Financial Statements, (b) those Liabilities set forth in Section 6.21 of the Disclosure Schedule, (c) those Liabilities that are the subject of another representation or warranty under this Article VI or are permitted to be incurred under Article IV or (d) such Liabilities, other than as described in (a) through (d) above, as would not materially adversely affect the financial condition of the Company.

SECTION 6.22.   Full Disclosure.  (a) No representation or warranty of the Company in this Agreement, nor any statement or certificate furnished or to be furnished by the Company to the Investor pursuant to this Agreement, or in connection with the transactions contemplated thereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company as follows:

SECTION 7.01.   Organization and Authority of the Investor.  The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into the Transaction Documents to which it is party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by the Investor of the Transaction Documents to which the Investor is a party, the performance by the Investor of its obligations thereunder and the consummation by the Investor of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Investor.  Each Transaction Document to which the Investor is a party has been, or upon its execution shall be, duly executed and delivered by the Investor, arid (assuming due execution and delivery thereof by each other party thereto, if applicable) each Transaction Document constitutes, or upon its execution, shall constitute, the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, subject to (b) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights and remedies generally, and (b) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

SECTION 7.02.   No Conflict.  The execution, delivery and-performance by the Investor of the Transaction Documents to which it is a party does not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or the by-laws of the Investor, (b) conflict with or violate any Law or Governmental Order applicable to the Investor or any of its assets, properties or businesses or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Investor is a party, which would adversely affect the ability of the Investor to carry out its obligations under, and to consummate the transactions contemplated by, the Transaction Documents.

SECTION 7.03.   Governmental Consents and Approvals.  The execution, delivery and performance by the Investor of this Agreement and the Investor Rights Agreement (and any certificate or other document to be delivered pursuant to either of the foregoing, other than the License Agreement, the Development Agreement and the Contract Manufacturing Agreement) does not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

SECTION 7.04.   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Investment Agreements based upon arrangements made by or on behalf of the Investor.

SECTION 7.05.   Investor Qualifications.  The Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Shares.  The Investor is acquiring the Shares in the ordinary course of its business and for its own account for investment purposes only and with no present intention of distributing any of such Shares, and no arrangement or understanding exists with any other persons regarding the distribution of such Shares.  The Investor will not, directly or indirectly, offer, sell, pledge, Transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations’”) nor will the Investor engage in any short sale that results in a disposition of any of the Shares by the Investor in violation of the Securities Act or the Rules and Regulations.  The Investor is a corporation (b) which in the aggregate owns and invests on a discretionary basis at least $100 million in securities, or capital to be invested in securities, of issuers that are not affiliated with it and is a “qualified institutional Investor” within the meaning of Rule 144A promulgated under the Securities Act, or (b) is an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act and is a sophisticated investor, experienced in investing in securities and non-public and emerging growth companies and acknowledges that it is able to fend for itself, can bear the economic risk of the investment and has such knowledge and experience in financial matters that it is capable of evaluating the merits and risks of the investment in the Shares.  The Investor agrees to notify the Company immediately of any change in any of the foregoing information prior to the First Closing or any Subsequent Subscription Closing, as applicable.

SECTION 7.06.   No Governmental Endorsement.  The Investor understands that no Governmental Authority has passed upon or made any recommendation or endorsement of the Shares.

SECTION 7.07.   Legends.  The Investor understands that, until such time as the Shares may be sold by non-affiliates of the Company pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Shares):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any other jurisdiction.  The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the Act and applicable state securities laws, or an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, that registration is not required under the Act or any applicable state securities laws or unless sold pursuant to Rule 144 under the Act.”

SECTION 7.08.   Compliance with Legal Obligations.  The Investor understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the Rules and Regulations and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares.

SECTION 7.09.   Full Disclosure.  No representation or warranty of the Investor in this Agreement, nor any statement or certificate furnished or to be furnished by the Investor to the Company pursuant to this Agreement, or in connection with the transactions contemplated thereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

(a)           As of the date hereof, the Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the sale and issuance of the Shares and the business, properties and financial condition of the Company, and to make requests for additional information about the business and financial condition of the Company, and, to the knowledge of the Investor, the Company has responded to such requests.

SECTION 7.10.   Risks.  The Investor understands the fact that a significant portion of the Company’s business consists of development of new products as to which there is no guarantee of commercial success or that existing business will be renewed.

ARTICLE VIII
INDEMNIFICATION

SECTION 8.01.   Survival of Representations, Warranties and Indemnities.  (a) Unless this Agreement is earlier terminated pursuant to Article IX, the representations, warranties and indemnities of the Company contained in this Agreement shall survive the last Subscription Closing Date and remain in full force and effect until eighteen (18) months following such last Subscription Closing Date.  Neither the period of survival nor the liability of the Company with respect to its representations, warranties and indemnities shall be reduced by any investigation made at any time by or on behalf of the Investor.  If written notice of a claim has been given prior to the expiration of the applicable representations, warranties and indemnities by the Investor to the Company, then the relevant representations, warranties and indemnities shall survive as to such claim, until such claim has been finally resolved.

(b)           Unless this Agreement is earlier terminated pursuant to Article IX, the representations, warranties and indemnities of the Investor contained in this Agreement shall survive the last Subscription Closing Date and remain in full force and effect until the first anniversary thereof.  Neither the period of survival nor the liability of the Investor with respect to the Investor’s representations, warranties and indemnities shall be reduced by any investigation made at any time by or on behalf of the Company.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Company to the

Investor, then the relevant representations, warranties and indemnities shall survive as to such claim, until such claim has been finally resolved.

SECTION 8.02.   Indemnification by the Company.  (a) The Investor and its Affiliates, officers, directors, employees, agents, successors and assigns (each, an “Investor Indemnified Party”) shall be indemnified and held harmless by the Company for and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from (i) the breach of any representation or warranty, covenant or agreement made by the Company contained in this Agreement or any certificate or other document to be delivered pursuant thereto, other than the License Agreement, the Development Agreement, the Contract Manufacturing Agreement and the Investor Rights Agreement (an “Indemnifiable Document”) or (ii) a Claim by third parties with respect to any violation by the Company of any federal or state securities laws in connection with the transactions contemplated by any Indemnifiable Document.  To the extent that the undertakings of the Company set forth in this Section 8.02 may be unenforceable, the Company shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Investor Indemnified Parties.

(b)           An Investor Indemnified Party shall give the Company notice of any matter which such Investor Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within ten (10) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of the Indemnifiable Document in respect of which such right of indemnification is claimed or arises.  The obligations and liabilities of the Company under this Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII (“Third Party Claims”) shall be governed by and be contingent upon the following additional terms and conditions: if an Investor Indemnified Party shall receive notice of any Third Party Claim, such Investor Indemnified Party shall give the Company notice of such Third Party Claim within ten (10) days of the receipt by the Investor Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Company from any of its obligations under this Article VIII except to the extent that the Company is actually prejudiced by such failure and shall not relieve the Company from any other obligation or liability that it may have to any Investor Indemnified Party otherwise than under this Article VIII.  If the Company acknowledges in writing its obligation to indemnify the Investor Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Company shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Investor Indemnified Party within five (5) days of the receipt of such notice from the Investor Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Investor Indemnified Party and the Company, then the Investor Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Investor Indemnified Party determines counsel is required, at the expense of the Company.  In the event that the Company exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Investor Indemnified Party shall cooperate with the Company in such defense and make available to the Company, at the Company’s expense, all witnesses, pertinent records, materials and information in the Investor Indemnified Party’s possession or under the Investor Indemnified Party’s control relating thereto as is reasonably required by the Company.  Similarly, in the event the Investor Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Company shall cooperate with the Investor Indemnified Party in such defense and make available to the Investor Indemnified Party, at the Company’s expense, all such witnesses, records, materials and information in the Company’s possession or under the Company’s control relating thereto as is reasonably required by the Investor Indemnified Party.  No such Third Party Claim may be settled (i) by the Company without the prior written consent of the Investor Indemnified Party unless such settlement requires only the payment of money damages for which the Company has agreed to be responsible, or (ii) by the Investor Indemnified Party without the prior written consent of the Company.

SECTION 8.03.   Indemnification by the Investor.  (a) The Company and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Company Indemnified Party”) shall be indemnified and held harmless by the Investor for and against any and all Losses, arising out of or resulting from (i) the breach of any representation or warranty, covenant or agreement made by the Investor contained in any Indemnifiable Document or (ii) a Claim by third parties with respect to any violation by the Investor of any federal or state securities laws in connection with the transactions contemplated by any Indemnifiable Document.  To the extent that the Investor’s undertakings set forth in this Section 8.03 may be unenforceable, the Investor shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Company Indemnified Parties.

(b)           A Company Indemnified Party shall give the Investor notice of any matter which such Company Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within ten (10) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of the Indemnifiable Document in respect of which such right of indemnification is claimed or arises.  The obligations and liabilities of the Investor under this Article VIII with respect to Losses arising from Third Party Claims shall be governed by and be contingent upon the following additional terms and conditions: if a Company Indemnified Party shall receive notice of any Third Party Claim, such Company Indemnified Party shall give the Investor notice of such Third Party Claim within ten (10) days of the receipt by the Company Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Investor from any of its obligations under this Article VIII except to the extent that the Investor is actually prejudiced by such failure and shall not relieve the Investor from any other obligation or liability that it may have to any Company Indemnified Party otherwise than under this Article VIII.  If the Investor acknowledges in writing its obligation to indemnify a Company Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Investor shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to such Company Indemnified Party within five (5) days of the receipt of such notice from the Company Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Company Indemnified Party and the Investor, then the Company Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Company Indemnified Party determines counsel is required, at the expense of the Investor.  In the event that the Investor exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Company Indemnified Party shall cooperate with the Investor in such defense and make available to the Investor, at the Investor’s expense, all witnesses, pertinent records, materials and information in the Company Indemnified Party’s possession or under the Company Indemnified Party’s control relating thereto as is reasonably required by the Investor.  Similarly, in the event the Company Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Investor shall cooperate with the Company Indemnified Party in such defense and make available to the Company Indemnified Party, at the Investor’s expense, all such witnesses, records, materials and information in the Investor’s possession or under the Investor’s control relating thereto as is reasonably required by the Company Indemnified Party.  No such Third Party Claim may be settled (i) by the Investor without the prior written consent of the Company Indemnified Party unless such settlement requires only the payment of money damages for which the Investor has agreed to be responsible, or (ii) by the Company Indemnified Party without the prior written consent of the Investor.

SECTION 8.04.   Special Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

SECTION 8.05.   Treatment for Tax Purposes.  To the extent permitted by law, the Parties agree, solely for Tax purposes, to treat all payments made under this Article VIII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Aggregate Purchase Price for all Tax purposes, except to the extent the Law of a particular jurisdiction provides otherwise.

ARTICLE IX
TERMINATION

SECTION 9.01.   Termination.  This Agreement shall terminate:

(a)           upon the mutual written agreement of the Company and the Investor;

(b)           at the option of the Investor, upon any material breach by the Company of any of the terms and conditions of this Agreement, which breach has not been cured within thirty (30) days of written notice thereof by the Investor to the Company;

(c)           automatically upon the termination of the Development Agreement pursuant to Section 7.03 (Termination of Agreement Prior to FDA Approval) thereof (provided, however, that as of and from the date upon which the Company receives a notice of termination under Section 7.03 of the Development Agreement, the Investor shall have no obligation to consummate any of the Share Subscriptions, and provided further, that in the event this Agreement is terminated pursuant to this Section 9.01(c), each of the other Investment Agreements shall terminate as of the expiration of such 120 day period); or

(d)           at the option of the Company, upon any material breach by the Investor of any of the terms and conditions of this Agreement, which breach has not been cured within thirty (30) days of written notice thereof by the Company to the Investor.

SECTION 9.02.   Effect of Termination.  If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement shall terminate, except for those set forth in Article VIII, Article X and Article XI (other than Section 11.01); provided, however, that if this Agreement is terminated by a Party pursuant to Section 9.01(b), 9.01(c) or 9.01(d), the terminating Party’s right to pursue all legal remedies shall survive such termination unimpaired; and provided further that if this Agreement is terminated by the Company pursuant to Section 9.01(d), an Automatic Conversion shall be deemed to have occurred, and any Preferred Shares held by the Investor or its Affiliates automatically will be converted upon such termination into Common Shares, in accordance with the terms of Section 3(a)(ii) of Article IV (or any successor provision) of the Certificate of Amendment.

ARTICLE X
CONFIDENTIALITY

SECTION 10.01.   Confidentiality.  During the term of this Agreement and for a period of three (3) years thereafter, the Receiving Party shall maintain Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement.  The Receiving Party hereby shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, or agents.  Upon termination of this Agreement, each Party hereby shall return to the other Party, upon demand, all Confidential Information in its possession or, upon demand, to destroy such Confidential Information and provide a certificate to the other Party of such destruction signed by an officer of the destroying Party.

SECTION 10.02.   Release from Restrictions.  The provisions of Section 10.01 shall not apply to any Confidential Information disclosed hereunder that:

(a)           is lawfully disclosed to the Receiving Party by an independent, unaffiliated third Party rightfully in possession of the Confidential Information and under no confidentiality or fiduciary obligation not to make disclosure;

(b)           becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

(c)           is developed independently by the Receiving Party without access to the Confidential Information of the Disclosing Party;

(d)           is legally required to be disclosed to the FDA; provided, however, the Receiving Party shall continue to treat such Confidential Information as confidential pursuant to Section

10.01 unless and until such Confidential Information becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

(e)           a Party is legally compelled to disclose; provided, however, that the Receiving Party shall provide prompt written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy or waive compliance with Section 10.01; and provided further that in the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with Section 10.01, the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that is legally required to be provided and the Receiving Party shall exercise its reasonable best efforts to obtain assurances that confidential treatment shall be accorded such information, including, without limitation, specifically with respect to all information contained in any Disclosure Schedule or Exhibit to this Agreement; or

(f)            subject to Article VIII (to the extent applicable) is disclosed by a Receiving Party in connection with an Action commenced by or against such Receiving Party in connection with an alleged material breach of any of the Transaction Documents (to the extent such Confidential Information is utilized solely for the purpose of supporting such Receiving Party’s allegations in such Action or disproving allegations made against such Receiving Party).

SECTION 10.03.   Public Announcements and Publications.  Except as required by Law or by the requirements of any securities exchange on which the securities of a Party hereto are listed, no Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

ARTICLE XI
GENERAL PROVISIONS

SECTION 11.01.   Further Action.  Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of the Investment Agreements and consummate and make effective the transactions contemplated by the Investment Agreements.  In furtherance of the foregoing, the Company agrees to use its commercially reasonable efforts to obtain and, as soon as reasonably practicable following the First Closing, deliver to the Investor a written receipt signed by Rahn & Bodmer evidencing payment of the Rahn & Bodmer Amount.

SECTION 11.02.   Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

SECTION 11.03.   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

(a)

if to the Company:

Osiris Acquisition II, Inc.
2001 Aliceanna Street
Baltimore, Maryland 21231-3043
Attention: Chief Executive Officer
Facsimile No: (410) 522-6999

with a copy to:

Wilmer, Cutler & Pickering
2445 M Street, NW
Washington, D.C. 20037
Attention: Michael R. Klein, Esq.
Facsimile No: (202) 663-6000

(b)

if to the Investor:

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537
Telecopy: (508) 650-8956
Attention: General Counsel

with a copy to:

Shearman & Sterling
599 Lexington Ave.
New York, New York 10022-6069
Telecopy: (212) 848-7179
Attention: Clare O’Brien, Esq.

Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

SECTION 11.04.   Amendments.  No amendments of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the Parties.

SECTION 11.05.   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.06.   No Waiver.  The delay or failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

SECTION 11.07.   Entire Agreement.  The Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

SECTION 11.08.   Assignment.  This Agreement may not be assigned (by operation of Law or otherwise) by either Party without the prior written consent of the other Party.

SECTION 11.09.   No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

SECTION 11.10.   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.  The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the State of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

SECTION 11.11.   Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.12.   Waiver of Jury Trial.  Each of the Company and the Investor hereby knowingly, voluntarily and irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any course of conduct, course of dealing or statements (whether oral or written) or actions of the Company or the Investor in the negotiation, administration, performance or enforcement thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed, or has caused to be executed by its duly authorized representative, this Agreement as of the date first written above.

OSIRIS ACQUISITION II, INC.

By:	/s/ William H. Pursley
Name: William H. Pursley
Title: President and Chief Executive Officer

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Larry Best
	Name:	Larry Best
	Title:	Senior Vice President and
Chief Financial Officer

INVESTMENT AGREEMENT
Section 6.08 of the Disclosure Schedule - Conduct in Ordinary Course

Since the December 31, 2002 (Reference Statement Date):

Merger of Osiris Therapeutics, Inc.  (“OTI”) into Osiris Acquisition II, Inc.  (surviving entity doing business as Osiris Therapeutics, Inc.) (“OAII”).

•               All common shares of OTI were converted into common shares of OAII.

•               All outstanding option and warrants exercisable into common shares of OTI have been converted into options and warrants exercisable into common shares of OAII.

•               All long-term debt of the Company shown on the Interim Financial Statements has either been exchanged for or converted into capital stock of the Company or cancelled pursuant to the merger of OTI and OAII.

Rahn & Bodmer Notes:

•               Promissory Note dated January 20, 2003 in the principal of $500,000, due February 28, 2003.

•               Promissory Note dated February 3, 2003 in the principal of $500,000, due February 28, 2003.

•               Promissory Note dated February 24, 2003 in the principal of $500,000, due March 15, 2003.

Various invoices, due to financial condition, have been delayed causing invoices to be past due, but no payments due under the Company’s building lease or any capital leases are more than 30 days overdue.

INVESTMENT AGREEMENT
Section 6.10 of the Disclosure Schedule - Litigation

Burns lawsuit

INVESTMENT AGREEMENT
Section 6.12 of the Disclosure Schedule - Material Contracts

Leased Real Property - see Section 6.13(b) of the Disclosure Schedule

Collaborative Research Arrangements:

•               University of Texas, Health Science Center at Houston - grant support for $240,000.

•               Emory University - $414,495 for pre-clinical work for OTI-020.

Rahn & Bodmer Notes — see Section 6.08 of the Disclosure Schedule

Technology Transfer and License Agreement with Case Western Reserve University (contains minimum royalty arrangements).

Facility lease and various equipment leases, as disclosed in the Notes to the December 31, 2001 audited financial statements, have been capitalized and represent an amortizing principal balance to the Company.

National Institute of Standards and Technology/Advanced Technology Program - Neural Regeneration with MSCs; July 2002 to July 2005; $2.0 million over the three-year period.

Defense Advanced Research Projects Agency - Metabolic Stasis of MSCs; July 2002 to June 2003; $370,000 in funding.

Defense Advanced Research Projects Agency - Adult MSCs for Advanced Wound Healing; July 2002 to June 2003; $996,000 in funding.

Consulting Agreement, dated November 1995 by and between Friedli Corporate Finance AG and the Company.

Marketing, Collaboration and License Agreement and related agreements, by and between the Company and BioWhittaker, Inc. (Cambrex).

Stock Purchase Agreement with Novartis Pharma AG, dated June 16, 1997.

INVESTMENT AGREEMENT
Section 6.18 of the Disclosure Schedule - Environmental

See Section 6.13(b) of the Disclosure Schedule

INVESTMENT AGREEMENT
Section 6.13(b) of the Disclosure Schedule - Real Property

Street Address:

2001 Aliceanna Street

Baltimore, Maryland 21231-3043

Prime Landlord Notification Address:

ARE-2001 Aliceanna Street, LLC

C/O Alexandria real Estate Equities, Inc.

135 N.  Robles Avenue, Suite 250

Pasadena, CA 91101

Attn: General Counsel

Tenant / Sub-landlord Notification Address:

MEDCO

26 South Charles Street

Suite 2410

Baltimore, MD 21201

Attn: Hans Mayer, Executive Director

Sublease (Belfort) Arrangement for Real Property:

Belfort Instrument currently occupies space on the second floor pursuant to a verbal understanding/letter agreement between Belfort and Osiris.  The current landlord has requested that this situation be documented pursuant to an approved sublease.  Approval is necessary, but has not been obtained from both our landlord (MEDCO) and MEDCO’s landlord (Alexandria).

Additionally, during a walk through by Osiris’ Safety Officer, it was noted that several small containers of grease and two 55 gallon drums of oil were not being stored properly.  This has been brought to the attention of Belfort’s CEO as well as the owner of the building - Alexandria.  This situation should be resolved with the removal of the materials by a licensed carrier in the next week and suitable documentation will be furnished to Osiris.